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                              LETTER OF TRANSMITTAL

                                  Regarding the
                              Partnership Interests
                                       of

                             PANTHER PARTNERS, L.P.

                   Tendered Pursuant to the Offer to Purchase
                              Dated January 3, 1996


                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                      AT 12:00 MIDNIGHT NEW YORK CITY TIME
                ON JANUARY 31, 1996, UNLESS THE OFFER IS EXTENDED




          Complete This Letter Of Transmittal And Return Or Deliver To:

                             Panther Partners, L.P.
                                 101 Park Avenue
                            New York, New York 10178

                          Attn: Mr. H. Winston Holt, IV
                       Managing Director - Client Services

                        For additional information call:
                                 (212) 984-2567


Gentlemen:

         The undersigned hereby tenders to Panther Partners, L.P., a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the partnership interest in the Fund or portion thereof held by the undersigned, described below, upon the terms and conditions set forth in the Offer to Purchase, dated January 3, 1996, receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the "Offer").

         The undersigned hereby sells to the Fund the partnership interest in the Fund or portion thereof tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the partnership interest in the Fund or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale


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thereof,  and not subject to any adverse claim,  when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

         The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the partnership interests in the Fund or portions thereof tendered hereby.

         Payment of the cash portion of the purchase price for the partnership interest in the Fund or portion thereof of the undersigned shall be sent to the undersigned by wire transfer or check posted first class (at the sole risk of addressee) as based on the direction of the undersigned as indicated below. (Any payment in the form of marketable securities would be made by means of special arrangement with the tendering limited partner.) A promissory note reflecting the contingent payment portion of the purchase price will be sent to the undersigned to the address indicated below. The undersigned recognizes that payment of the portion of the purchase price which is subject to immediate payment is based on the unaudited net asset value as of January 31, 1996, of the partnership interest of the Fund or portion thereof tendered, and that the contingent payment portion of the purchase price shall be determined upon completion of the Fund's internal valuation reconciliation procedures to be completed by February 29, 1996, and shall be paid within five business days after February 29, 1996, in cash.

         All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.

Part 1.   Name and Address:

                  Name of limited
                  partner:        ______________________________________________

                  Address:        ______________________________________________
                                  ______________________________________________
                                  ______________________________________________


                  Social Security No.
                  or Taxpayer
                  Identification No.:          _______________________

                  Telephone Number:               (      )
                                                  _________________________



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Part 2. Amount of partnership interest in the Fund tendered:

                     [ ] Entire partnership interest

                     [ ] Portion of partnership interest

                                         a) $_______

                                              or

                                         b) ____ percent of partnership interest

Part 3. Payment Instructions.

                  Please indicate below how you wish to receive cash payments.

                  [ ] Remit cash payments by wire transfer to:

                  Name of institution: _________________________________________

                  City:                _________________________________________

                  Institution's Wire
                  Transfer Number:     _________________________________________

                  Account Name:        _________________________________________

                  Account Number:      _________________________________________

                  [ ] Remit cash payments by check mailed first class (at the sole risk of addressee) to the address set forth above.

                           (Any payment in the form of marketable securities would be made by means of special arrangement with the tendering limited partner.)

                           The promissory note reflecting the contingent payment portion of the purchase price, if applicable, will be sent to the undersigned by first class mail at the address set forth above.



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Part 4. Signature.


        ________________________________________________________________________

        ________________________________________________________________________
        (Signature(s) of Owner(s) Exactly as Appeared on Subscription Agreement)


        Date  January __ , 1996

        Name(s)  _______________________________________________________________

                 _______________________________________________________________
                                         (Please Print)


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